Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated April 8, 2025)	Registration No. 333-284996

Binah Capital Group, Inc.

Up to 21,840,361 shares of Common Stock (for resale)

5,854,240 Warrants to Purchase shares of Common Stock (for resale)

Up to 14,442,665 shares of Common Stock Issuable upon Exercise of the Warrants (for issuance)

This prospectus supplement (this “Supplement No. 1”) updates and supplements the prospectus dated April 8, 2025 (the “Original Prospectus” and as supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-284996). This Supplement No. 1 is being filed to supplement the information in the Prospectus related to the selling securityholders table in the Prospectus to correctly reflect that the 196,250 shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock are held by the Bayat Family (as defined herein), which such shares were incorrectly attributed to Pollen Street Limited in the Original Prospectus.

This prospectus relates to the offer and sale from time to time of our common stock, par value $0.0001 per share (the “Common Stock”), by the selling security holders identified in this prospectus (including their transferees, donees, pledgees and other successors-in-interest) (the “Selling Securityholders”) of: (1) up to 21,840,361 shares of Common Stock (the “Total Resale Shares”), including (i) 9,703,943 shares of Common Stock which shares were originally issued to certain Wentworth Equityholders (as defined herein) in connection with the consummation of the Business Combination as merger consideration at an equity consideration value of $10.00 per share; (ii) 104,000 shares of Common Stock, originally issued as part of units issued to Oppenheimer & Co. Inc. (“OPCO”) in lieu of certain fees in connection with the IPO (as defined below); (iii) up to 2,750,277 shares of Common Stock (the “Founder Shares”) issued in connection with the consummation of the Business Combination, originally issued in a private placement to the Sponsor at a price of $0.001 per share; (iv) up to 531,651 shares of Common Stock issued in connection with the conversion of certain convertible notes upon the consummation of the Business Combination; (v) up to 2,700,000 shares of Common Stock issuable upon the conversion of the Series A Convertible Preferred Stock (as defined herein), pursuant to a subscription agreement entered into with certain Selling Security Holders in connection with the Business Combination, originally issued at a price of approximately $9.60 per share (the “Series A PIPE Shares”); (vi) up to 196,250 shares of Common Stock issuable upon the conversion of the Series B Convertible Preferred Stock (as defined herein), pursuant to a subscription agreement entered into with certain Selling Security Holders in a private placement, originally issued at a price of $10.00 per share (the “Series B PIPE Shares) (vii) up to 5,776,240 shares of Common Stock that are issuable by us upon the exercise of the Private Placement Warrants (as defined below) following the public resale of the Private Placement Warrants by the Selling Securityholders; (viii) up to 78,000 shares of Common Stock that issuable by us upon the exercise of 78,000 OPCO Warrants (as defined below) following the public resale of the OPCO Warrants by OPCO; and (2) up to (i) 5,776,240 Private Placement Warrants originally issued to the Sponsor in a private placement at a price of $1.00 per Warrant, currently exercisable at a price of $11.50 per share; and (ii) 78,000 OPCO Warrants originally issued as part of units to OPCO in lieu of certain fees in connection with the IPO (as defined below).

In addition, this prospectus also relates to the issuance by us of up to 14,442,665 shares of Common Stock consisting of (1) up to 8,588,425 shares of our Common Stock issuable upon the exercise of 8,588,425 public warrants, originally issued by Kingswood Acquisition Corp. (“KWAC”) as part of its initial public offering (the “IPO”) of units at a price of $10.00 per unit, such units were comprised of one Class A common stock of KWAC and three-fourths of one redeemable warrant, which are currently exercisable at a price of $11.50 per share of our Common Stock (the “Public Warrants”); (2) up to 5,776,240 shares of our Common Stock issuable upon the exercise of 5,776,240 private warrants originally issued to Kingswood Global Sponsor LLC, a Delaware limited liability company (“Sponsor”), in a private placement at a price of $1.00 per warrant consummated concurrently with KWAC’s initial public offering, currently exercisable at a price of $11.50 per share (the “Private Placement Warrants”); and (3) up to 78,000 shares of our Common Stock issuable upon the exercise of 78,000 warrants, originally issued by KWAC as part of units issued to OPCO in lieu of certain fees in connection with the IPO, which such units were identical to the units issued in the IPO (the “OPCO Warrants, and, together with the Private Placement Warrants and Public Warrants, the “Warrants”). All of the Warrants were assumed by us in connection with the Business Combination (as defined below).

This Supplement No. 1 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 1 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 1, you should rely on the information in this Supplement No. 1.

Our Common Stock and Warrants are traded on the Nasdaq Stock Market LLC under the symbol “BCG” and “BCGWW”, respectively.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 11, 2025

ABOUT THIS PROSPECTUS SUPPLEMENT

The “Selling Securityholders” section in the Prospectus is modified by adding the information below to update information to correctly reflect that the 196,250 shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock are held by the Bayat Family, which such shares were incorrectly attributed to Pollen Street Limited in the Original Prospectus. The following table sets forth certain information provided by or on behalf of the Selling Securityholders listed below concerning the Common Stock that may be offered from time to time by each such Selling Securityholder. Capitalized terms not otherwise defined herein shall have the meaning given in the Prospectus.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the shares of Common Stock after the date of this prospectus other than through a public sale.

The following table sets forth, as of the date of this prospectus:

•	the name of the Selling Securityholders for whom we are registering shares of Common Stock for resale to the public,

•	the number and percentage of shares of Common Stock that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,

•	the number and percentage of shares of Common Stock that may be offered from time to time for resale for the account of the Selling Securityholders pursuant to this prospectus, and

•	the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares of Common Stock are sold by the Selling Securityholders).

•	Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such Common Stock. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

	Shares of Common Stock(1)					Warrants to Purchase Common Stock
	Number			Number
	Beneficially		Number	Beneficially	Percent	Beneficially	Number	Beneficially	Percent
	Owned		Registered	Owned	Owned	Owned	Registered	Owned	Owned
Name of Selling	Prior to		for Sale	After	After	Prior to	for Sale	After	After
Securityholder(2)	Offering		Hereby	Offering	Offering(1)	Offering	Hereby	Offering	Offering
MHC Securities, LLC	11,324,990	(3)	11,324,990	—	—	2,313,337	2,313,337	—	—
Wentworth Funding LLC	229,706	(4)	229,706	—	—	—	—	—	—
HSQ Investment Limited	1,642,251	(5)	1,642,251	—	—	1,112,667	1,112,667	—	—
KPI (Nominees) Limited	1,642,251	(6)	1,642,251	—	—	1,112,667	1,112,667	—	—
Seaponack LLC	899,864	(7)	899,864	—	—	609,681	609,681	—	—
Pollen Street Limited	2,700,000	(8)	2,700,000	—	—	—	—	—	—
UMB Bank	1,100,000	(9)	1,100,000	—	—	—	—	—	—
Oppenheimer & Co. Inc	182,000	(10)	182,000	—	—	78,000	78,000
Berkley Street Income Fund LLC (11)	510,000	(11)	510,000	—	—	—	—	—	—
Craig Gould	375,038	(12)	375,038	—	—	65,803	65,803	—	—
Lisa Roth	33,482	(13)	33,482	—	—	—	—	—	—
Larry Roth	296,148	(14)	296,148	—	—	104,824	104,824	—	—
Caroline O’Connell	33,482	(15)	33,482	—	—	—	—	—	—
David Hudd	674,899	(16)	674,899	—	—	457,261	457,261	—	—
The Bayat Family	196,250	(17)	196,250	—	—	—	—	—	—

*	Less than a percent

(1)	The percentage of shares of Common Stock or Warrants to be beneficially owned after completion of the offering is calculated on the basis of 37,932,821 shares of Common Stock outstanding, including the conversion of all outstanding shares of Series A and Series B Convertible Preferred Stock into shares of Common Stock and the exercise of all currently outstanding Warrants, as applicable, and the sale of all Securities offered hereby by that particular Selling Securityholder and does not assume the exercise, conversion or sale, as applicable, by any other Selling Securityholder.

(2)	Unless otherwise noted, the business address of each of those listed in the table above is 80 State Street, Albany, NY 12207.

(3)	Consists of (i) 8,936,250 shares of Common Stock issued at Closing as merger consideration; (2) 75,403 shares of Common Stock issued at Closing upon conversion of certain convertible notes; and (3) 2,313,337 shares of Common Stock underlying the Private Warrants. Alexander C. Markowitz is the Manager of MHC and therefore he may be deemed to share voting and investment power over the shares held by MHC.

(4)	Consists of 229,706 shares of Common Stock issued at Closing upon conversion of certain convertible notes.

(5)	Consists of (i) 470,441 Founder Shares; (ii) 59,143 shares issued at Closing upon conversion of certain convertible notes; and (iii) 1,112,667 shares of Common Stock underlying the Private Warrants.

(6)	Consists of (i) 470,441 Founder Shares; (ii) 59,143 shares issued at Closing upon conversion of certain convertible notes; and (iii) 1,112,667 shares of Common Stock underlying the Private Warrants.

(7)	Consists of (i) 257,775 Founder Shares; (ii) 32,408 shares issued at Closing upon conversion of certain convertible notes; and (iii) 609,681 shares of Common Stock underlying the Private Warrants.

(8)	Consists of 2,700,000 shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock.

(9)	Consists of 1,100,000 Founder Shares held by the Sponsor and placed in escrow at Closing with UMB Bank as escrow agent. Michael Nessim, David Hudd, Gary Wilder and Jonathan Massing are among the members of the Sponsor and share voting and investment discretion with respect to the shares held of record by the Sponsor. The address of the principal business office of the Sponsor is 17 Battery Place, Suite 625, New York, NY 10014.

(10)	Consists of (i) 104,000 shares of Common Stock; and (ii) 78,000 shares of Common Stock underlying the OPCO Warrants.

(11)	Consists of 510,000 shares of Common Stock issued at Closing as merger consideration. Andrew Magliochetti is the Chief Executive Officer of Berkeley Street Real Estate Advisors LLC, the Managing Member of the Selling Stockholder, and therefore he may be deemed to share voting and investment power over the shares held by Berkley Street Income Fund LLC.

(12)	Consists of (i) 257,693 shares of Common Stock issued at Closing as merger consideration; (ii) 51,542 shares of Common Stock issued at Closing upon conversion of certain convertible notes; and (iii) 65,803 shares of Common Stock underlying the Private Warrants.

(13)	Consists of 33,482 Founder Shares.

(14)	Consists of (i) 191,324 Founder Shares; and (ii) 104,824 shares of Common Stock underlying the Private Warrants.

(15)	Consists of 33,482 Founder Shares.

(16)	Consists of (i) 193,332 Founder Shares; (ii) 24,306 shares of Common Stock issued at Closing upon conversion of certain convertible notes; and (iii) 457,261 shares of Common Stock underlying the Private Warrants.

(17)	Consists of (i) 176,627 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock held by the Bayat Family Trust (ii) 6,541 shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock held by Mariam Bayat; (iii) 6,541 shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock held by Leah Bayat; and (iv) 6,541 shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock held by Michelle Bayat (together with Mariam, Leah and the Bayat Family Trust, the “Bayat Family”).